Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated August 16, 2006
Relating to Preliminary Prospectus dated August 14, 2006
Registration No. 333-134481

FREE WRITING PROSPECTUS

CROCS, INC.

8,290,000 Shares

Common Stock

$27.66 per share

THE OFFERING

Common stock offered by the selling stockholders.	8,290,000 shares
Underwriters' option to purchase additional shares from the selling stockholders to cover over-allotments, if any.	1,243,500 shares
	Per Share	Total
Public offering price	$27.66	$229,301,400
Underwriting discount	$1.17	$9,699,300
Proceeds to selling stockholders	$26.49	$219,602,100

SELLING STOCKHOLDERS

        Since the filing on August 14, 2006 by Crocs, Inc. (the "Company") of Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-134481) (the "Registration Statement") to which this offering and communication relates, certain changes have occurred with respect to the information under the heading "Principal and Selling Stockholders" in the Registration Statement. The changes are as follows:

	Shares Being Offered As Previously Filed	Shares Being Offered	Overallotment Shares Being Offered As Previously Filed	Overallotment Shares Being Offered
George B. Boedecker, Jr.	1,434,029	2,552,574	215,101	382,882
WB Investors, LLC(1)	347,826	173,913	52,174	26,087
Raymond D. Croghan(2)	217,391	304,348	32,609	45,652
Ronald R. Snyder(3)	545,504	474,351	81,826	71,153
Scott A. Seamans	347,826	434,783	52,174	65,217
Robert J. Kammer, Jr.	46,755	133,711	7,013	20,057
Patrick R. Laughlin	113,763	200,719	17,064	30,108
Peter Mitchell Seamans	130,435	173,913	19,565	26,087
Smith Barney Inc., c/f Robert J. Kammer IRA Rollover	66,087	153,043	9,913	22,957
David Robert Grant	13,043	47,826	1,957	7,174
Debra R. Croghan, trustee, Raymond D. Croghan Irrev Trust for Amber Dee Croghan dated 12/20/02(4)	15,652	17,391	2,348	2,609
Debra R. Croghan, trustee, Raymond D. Croghan Irrev Trust for Cassidy Rae Croghan dated 12/20/02(4)	15,652	17,391	2,348	2,609

(1)
Michael E. Marks, a member of our board of directors, is the managing member of WB Investors, LLC and exercises voting and investment power over the shares beneficially owned by WB Investors, LLC.

(2)
Mr. Croghan is a member of our board of directors.

(3)
Mr. Snyder is our President and Chief Executive Officer and is a member of our board of directors.

(4)
Ms. Croghan, trustee of the trust, is the spouse of Raymond D. Croghan, one of our directors.

        To review a filed copy of our current registration statement, click on the following link:
http://www.sec.gov/Archives/edgar/data/1334036/000104746906010899/a2172641zs-1a.htm

        THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-371-5212.

        ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THIS EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.